                                                                    Exhibit 99.1

                      FIRST FEDERAL FINANCIAL BANCORP, INC.
                            2002 DIRECTORS STOCK PLAN

     SECTION 1: PURPOSE. The purpose of the First Federal Financial Bancorp, Inc. 2002 Directors Stock Plan (the "Plan") is to enable First Federal Financial Bancorp, Inc. (the "Corporation") to improve the growth and profitability of the Corporation by retaining its directors and compensating such directors in shares of the Corporation's common stock (the "Common Stock") to increase such directors' proprietary interest in the Corporation.

     SECTION 2: EFFECTIVE DATE. This Plan shall become effective upon adoption by the Board of Directors of the Corporation on May 20, 2002 (the "Effective Date") and shall continue in effect until May 20, 2005.

     SECTION 3: ADMINISTRATION. This Plan shall be administered by a committee of the Board comprised of at least two (2) non-employee directors (the "Committee"). The Committee may interpret the Plan, establish administrative regulations to further the purpose of the Plan and take any other action necessary for the proper operation of the Plan. All decisions and acts of the Committee shall be final and binding upon all Participants.

     SECTION 4: PARTICIPATION.

     (a) Subject to Section 4(b), each person who is a Director of the Corporation on the Effective Date shall become a Participant in the Plan (a "Participant").

     SECTION 5: GRANT OF SHARES. On the Effective Date, the Corporation will grant to each Participant 3,666 shares of Common Stock (the "Shares"). The grants of Shares and the Shares granted under this Plan are subject to the following:

          5.1: The Shares granted to each Participant shall be compensation for services performed as a Director in each of the three years beginning May 20, 2002, such compensation to be at the rate of 1,222 Shares per year. Subject to Sections 5.4, 5.5 and 5.6, 1,222 of the total Shares granted to each Participant shall become non-forfeitable on May 20, 2003 and each anniversary thereafter up to and including May 20, 2005.

          5.2: Each Participant shall have full rights to vote, and to receive dividends and special distributions on, the total number of non-forfeitable Shares granted to such Participant.

          5.3: Except as otherwise provided in Sections 5.4, 5.5 and 5.6, none of the Shares granted to a Participant may be sold or transferred by such Participant until at least one year after the date on which such Shares become non-forfeitable and then subject to Rule 144 of the Securities Act of 1933, as amended ("Rule 144"). Until the termination of the restrictions on the transferability of the Shares, stock certificates representing the Shares granted to each Participant shall be held by the Corporation.

          5.4: If a Participant ceases to be a Director after age 75 or on account of death or disability, the Shares granted to such Participant which have not theretofore become non-forfeitable shall immediately become non-forfeitable, the restriction on transferability shall terminate, in accordance with Rule 144, and a stock certificate for the total number of non-forfeited Shares granted to such Participant shall be delivered to such Participant, or in the event of the Participant's death, to such Participant's beneficiary.

          5.5: In the event of a Change in Control, subject to the following sentence, the Shares granted to each Participant which have not theretofore become non-forfeitable shall immediately become non-forfeitable, the restriction on transferability shall terminate in accordance with Rule 144 and a stock certificate for the total number of non-forfeited Shares granted to such Participant shall be delivered to such Participant. For purposes of this Section 5.5, a Change in Control shall mean the occurrence of any of the following events:

               (i) an acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of twenty-five percent (25%)) or more of either (A) the then outstanding shares of common stock of the Corporation or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (2) any acquisition by the Corporation and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary;

               (ii) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors (and any new directors whose election by the Board of Directors or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

               (iii) the consummation of a merger, consolidation, reorganization or similar corporate transaction which has been approved by the shareholders of the Corporation, whether or not the Corporation is the surviving Corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Corporation (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

               (iv) the approval by the shareholders of the Corporation of (A) the sale or other disposition of all or substantially all of the assets of the Corporation or (B) a complete liquidation or dissolution of the Corporation; or

               (v) adoption by the Board of Directors of a resolution to the effect that any person has acquired effective control of the business and affairs of the Corporation.

          Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to occur pursuant to clause (iv) above, if the Board determines that any sale, lease, exchange or transfer does not involve substantially all of the assets of the Corporation.

          5.6: If a Participant ceases to be a Director due to any other reason, the number of Shares granted to such Participant which theretofore had become non-forfeitable shall be increased by adding thereto one-twelfth of the number of Shares which would have become non-forfeitable on the next May 20th for each complete month that such Participant was a Director in the year in which such Participant ceased to be a Director, the restriction on the transferability of the total non-forfeited Shares granted to such Participant shall terminate and a stock certificate for the total non-forfeited Shares granted to such Participant shall be delivered to such Participant. The remaining Shares that had been granted to such Participant shall be forfeited and shall revert to the Corporation.

     SECTION 6: BENEFICIARY. A Participant may file with the Committee a written designation of a beneficiary, on such form as may be prescribed by the Committee, to receive any Shares that become deliverable to such Participant pursuant to the Plan as a result of such Participant's death. A Participant may, from time to time, amend or revoke a designation of beneficiary. If no designated beneficiary survives a Participant, such Participant's estate shall be deemed to be such Participant's beneficiary.

     SECTION 7: AMENDMENT, SUSPENSION OR TERMINATION. The Board of Directors may amend, suspend or terminate the Plan, but no such amendment, suspension or termination shall (i) increase the number of Shares that may be granted to any Participant under the Plan, (ii) increase the rate at which the Shares become non-forfeitable or (iii) alter or impair the rights of a Participant to receive the Shares granted under the Plan; provided, however, that the Plan may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code of 1986, as amended, or any rules or regulations promulgated thereunder.

     SECTION 8: MISCELLANEOUS.

     8.1: Nothing in the Plan shall be deemed to create any obligation on the part of the Board of Directors to nominate any Director for re-election by the Corporation's stockholders.

     8.2: Shares granted under the Plan may be newly-issued shares or treasury shares which theretofore have been issued and reacquired by the Corporation.

     8.3: Shares granted pursuant to the Plan and payments made under Section 5 of the Plan shall be in addition to any annual retainer, attendance fees or other compensation payable to a Participant.

     8.4: In the event of any change in capital, shares of capital stock or any special distribution to the stockholders, the Board of Directors shall make equitable adjustments in the number of Shares that have been, or thereafter may be, granted to Participants.

     8.5: The Plan shall be interpreted in accordance with, and the enforcement of the Plan shall be governed by, the laws of the State of Delaware.